Exhibit 10.4
FORM OF STOCK OPTION GRANT AGREEMENT
PURSUANT TO THE BRISTOW GROUP INC.
2012 SHARE INCENTIVE PLAN
STOCK OPTION GRANT AGREEMENT (the “Agreement”) dated as of [●] (the “Date of Grant”) between Bristow Group Inc., a Delaware corporation (f/k/a Era Group Inc.) (the “Company”), and [●] (the “Grantee”).
RECITALS:
WHEREAS, the Company has adopted the Bristow Group Inc. 2012 Share Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;
WHEREAS, on June 11, 2020, the Company completed its merger with Bristow Holdings U.S. Inc., a Delaware corporation (f/k/a Bristow Group Inc.) (“Legacy Bristow”), pursuant to which Legacy Bristow became a wholly-owned subsidiary of the Company pursuant to the terms of the Agreement and Plan of Merger dated as of January 23, 2020, as amended, by and among the Company, Ruby Redux Merger Sub, Inc. and Legacy Bristow;
WHEREAS, the Option granted hereunder shall not be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code, as amended; and
WHEREAS, the Board and the Committee have determined that it would be in the best interests of the Company and its stockholders to grant an option to purchase shares of the Company’s common stock (the “Common Stock”) to the Grantee pursuant to the Plan and on the terms and subject to the conditions hereinafter provided.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee the right and option (the “Option”) to purchase all or any part of an aggregate of [●] shares of Common Stock, which shall vest in accordance with Paragraph 4 hereof. The Option is intended to be a Nonqualified Stock Option.
2.    Exercise Price. The per share exercise price of the shares subject to the Option shall be $[●], which is equal to the Fair Market Value on the Date of Grant.
3.    Option Term. The term of the Option shall be ten (10) years, commencing on the Date of Grant (the “Option Term”). The Option shall automatically terminate upon the expiration of the Option Term, or at such earlier time specified herein or in the Plan.
4.    Vesting and Exercise Period.
(a)    Vesting. Subject to the terms and conditions set forth herein and in the Plan, the Option shall vest and become exercisable in full on [●], subject to the Grantee’s continued employment on such date.
Notwithstanding the foregoing, the Option shall vest and be exercisable immediately, without any action on the part of the Company (or its successor as applicable) or the Grantee if, prior to a Forfeiture (as defined below) by the Grantee, any of the following events occur:
(i)    the death of the Grantee;
(ii)    the Grantee becomes Disabled (as defined below);
(iii)    the Retirement (as defined below) of the Grantee;
(iv)    the termination of the Grantee’s employment with the Company and/or its subsidiaries, as applicable, by the Company (or applicable subsidiaries) without Cause (as defined below);
(v)    the Grantee resigns for Good Reason (as defined below); or
(vi)    the occurrence of a Change in Control.
(b)    Forfeiture. Except as provided in Paragraph 4(a) above, (i) any unvested portion of the Option shall terminate and be of no further force or effect from and after the date of the termination of the Grantee’s employment with the Company, and (ii) any unexercised portion of the Option (whether vested or unvested) shall terminate and be of no further force or effect as provided in Paragraph 9 below (a “Forfeiture”).
(c)    Period of Exercise. Subject to the terms and conditions set forth herein and in the Plan, the Grantee may exercise all or any part of the vested Option at any time prior to the earliest to occur of:
(i)    the expiration of the Option Term;
(ii)    in the event of the Grantee’s death, until the earliest to occur of (A) one (1) year from the date of death and (B) the expiration of the Option Term;
(iii)    in the event the Grantee becomes Disabled, until the earliest to occur of (A) one (1) year from the date on which the Grantee becomes Disabled and (B) the expiration of the Option Term;
(iv)    in the event of the Grantee’s Retirement, until the earliest to occur of (A) one (1) year from the date of such retirement and (B) the expiration of the Option Term; or
(v)    in the event of termination of the Grantee’s employment without Cause (as defined below), until the earliest to occur of (A) ninety (90) days after the effective date of such termination and (B) the expiration of the Option Term;
Except as provided in Paragraph 4(c)(i)-(v) above, the Grantee may not exercise all or any part of the vested Option after termination of the Grantee’s employment with the Company.
(d)    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Cause” shall mean (w) fraud, embezzlement or gross insubordination on the part of the Grantee or breach by the Grantee of his or her obligations under any Company policy or procedure; (x) conviction of or the entry of a plea of nolo contendere by the Grantee for any felony; (y) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his or her duties, responsibilities or obligations as an employee; or (z) any act of moral turpitude or willful misconduct by the Grantee which (A) is intended to result in substantial personal enrichment of the Grantee at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company, or any of its subsidiaries or affiliates.
“Disabled” shall mean that by reason of injury or illness (including mental illness) the Grantee shall be unable to perform full-time employment duties for ninety (90) consecutive days or 120 days in a 12-month period.
“Good Reason” shall mean, in each case without the Grantee’s consent:
(i)    a material diminution in the Grantee’s base compensation, annual target bonus opportunity or annual long-term incentive award opportunity;
(ii)    (A) only with respect to a Non-Operational Grantee, a material diminution in the Grantee’s title, authority, duties or responsibilities, (B) only with respect to an Operational Grantee, a material diminution in the Grantee’s duties or responsibilities that is inconsistent with written notification by the Company to the Grantee with respect to his or her participation hereunder; provided that the Committee shall determine whether the Grantee is an “Operational” or “ Non-Operational” Grantee;
(iii)    a change in the geographic location from where the Grantee performs his/her services for the Company, or its applicable subsidiary or affiliate, by more than 50 miles from the geographic location where the Grantee performed his/her services for the Company, or its applicable subsidiary or affiliate, as of the date immediately prior to the Change in Control; or
(iv)    a material breach by the Company, any subsidiary or any affiliate of any material written agreement between the Grantee and the Company or such subsidiary or affiliate.
The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
“Retirement” shall mean the Grantee’s formal retirement from employment with the Company under acceptable circumstances as determined by the Committee in its sole discretion (which determination may be conditioned upon, among other things, the Grantee entering into a non-competition agreement with the Company).
5.    Method of Exercise. The vested portion of the Option may be exercised in accordance with Section 6(b) of the Plan.
6.    Transferability. The Grantee shall not transfer or assign the Option except as permitted in accordance with Section 17 of the Plan.
7.    Adjustment. The Option may be adjusted by the Committee in accordance with Section 12(a) of the Plan.
8.    Withholding. All payments or distributions with respect to the Option made hereunder or of shares of Common Stock covered by the Option shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements. The Company may require the Grantee to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such shares of Common Stock. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or its affiliates to the Grantee as the Company shall determine. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Grantee to pay all or a portion of the withholding taxes arising in connection with the Option or shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount to be withheld, provided that such withholding shall only be at rates required by applicable statutes or regulations, which may include the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to comply with applicable law).
9.    Restrictive Covenant Breach. By accepting the Option, the Grantee acknowledges and agrees that he or she continues to be bound by the restrictive covenants contained in Section 10 of the Bristow Group Inc. (f/k/a Era Group Inc.) Senior Executive Severance Plan adopted June 24, 2015 (the “Senior Executive Severance Plan”). The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict the Option and any shares issued upon exercise of the Option at any time that the Grantee is not in compliance with Section 10.2 [Solicitation of Employees and Customers] or Section 10.3 [Non-Competition] of the Senior Executive Severance Plan (the “Restrictive Covenants”). If the Grantee chooses to violate the Restrictive Covenants, the Company shall be entitled to cancel the Option and receive from the Grantee all shares of Common Stock previously issued to the Grantee under this Agreement, and if the Grantee has sold, transferred or otherwise disposed of such Common Stock, the Grantee shall immediately pay to the Company the Fair Market Value of such Common Stock on the date(s) such Common Stock was issued on exercise of the Option, without regard to any taxes that may have been deducted from such amount. To the extent that the Company is required to seek enforcement of the provisions of this Paragraph 9, the Company shall be entitled to an award of attorney fees should it prevail in any such action.
10.    Notices. Any notice required or permitted hereunder shall be deemed given only when delivered personally or when deposited in a United States Post Office as certified mail, postage prepaid, addressed, as appropriate, if to the Grantee, at such address as the Company shall maintain for the Grantee in its personnel records or such other address as he or she may designate in writing to the Company, and if to the Company, at 3151 Briarpark Drive, Suite 700, Houston, Texas 77042, Attention: General Counsel or such other address as the Company may designate in writing to the Grantee.
11.    Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, discussions and understandings (whether oral or written and whether express or implied) with respect to such subject matter.
12.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no manner be construed to be a waiver of such provision or of any other provision hereof.
13.    Tenure. The Grantee’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by the award hereunder.
14.    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Grantee, his/her executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.
15.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without giving effect to principles and provisions thereof relating to conflict or choice of laws.
16.    Amendment and Termination. The Committee may amend or alter this Agreement and the Option granted hereunder at any time, subject to the terms of the Plan.
17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
18.    Construction. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail; provided, however, that in the case of any conflict or ambiguity pertaining to a Change in Control, this Agreement will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Grantee.
19.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Agreement by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line or voice activated system established and maintained by the Company or a third party vendor designated by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Agreement on the date and year first above written.
Bristow Group Inc.

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The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement as of the date and year first above written.

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